Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS

SAN DIEGO - March 08, 2018 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical stage oncology biotechnology company, today reported financial results for the fourth quarter and full-year ended December 31, 2017.

“We made significant progress in our key programs in 2017,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “Promising data from the sitravatinib and KRAS programs encouraged us to pursue a more aggressive approach to accelerate development, supported by the successful financing we completed in November. In early 2018, we initiated a strategic regional partnership with BeiGene Ltd. that we anticipate will rapidly expand the development of sitravatinib in multiple tumor types. We expect to report multiple key catalysts in 2018, including a mid-year clinical update for our sitravatinib program. Our KRAS inhibitor program, an important yet elusive target, is growing and we remain on track for an IND filing in the fourth quarter of 2018.”

Recent Corporate Highlights

•	Sitravatinib clinical data presented at 2017 IASLC World Conference on Lung Cancer

◦
Combination of sitravatinib and nivolumab in non-small cell lung cancer (NSCLC) patients with documented progression following checkpoint inhibitor therapy demonstrated 3 confirmed Partial Responses in first 11 evaluable patients

◦	First evaluable NSCLC patient with CBL inactivating mutation treated with single agent sitravatinib demonstrated confirmed Partial Response with 77% tumor reduction

•	KRAS G12C lead candidates selected and advanced into IND-enabling development activities

◦	Significant achievement in development of a direct inhibitor of KRAS, a well-known but previously undruggable cancer mutation

◦	A potentially transformational, first-in-class treatment for 14% of NSCLC and 5% of colorectal cancer patients

◦	Program is on track to advance to IND filing in the fourth quarter of 2018

•	Exclusive license agreement initiated with BeiGene Ltd. for the development, manufacture and commercialization of sitravatinib in Asia (excluding Japan), Australia and New Zealand

◦	Expected to accelerate development of sitravatinib in NSCLC as well as other key indications including bladder, renal and hepatocellular cancer

•	$86.7M public offering completed in November 2017; $150.8M of cash, cash equivalents and short-term investments as of December 31, 2017

Fourth Quarter and Full Year Financial Results
Cash, cash equivalents, and short-term investments were $150.8 million on December 31, 2017, as compared to $56.7 million on December 31, 2016.

Research and development expenses for the fourth quarter of 2017 were $15.2 million, compared to $16.0 million for the same period in 2016. Research and development expenses for the year ended December 31, 2017 were $58.1 million, compared to $68.5 million for the same period in 2016. The decrease in research and development expenses for both periods is primarily due to a reduction in glesatinib expenses and a reduction in share-based compensation expense.  These decreases are partially offset by increases in expenses associated with our ongoing sitravatinib clinical trials.

General and administrative expenses for the fourth quarter of 2017 were $3.0 million, compared to $3.9 million for the same period in 2016. General and administrative expenses for the year ended December 31, 2017 were $13.5 million, compared to $15.3 million for the same period in 2016. The decrease in general and administrative expense for both periods is primarily due to a decrease in share-based compensation expense.

Net loss for the fourth quarter of 2017 was $17.9 million, or $0.67 per share basic and diluted, compared to net loss of $19.7 million, or $0.99 per share basic and diluted for the same period in 2016. Net loss for the year ended December 31, 2017 was $70.4 million, or $2.78 per share basic and diluted, compared to net loss of $83.1 million, or $4.20 per share basic and diluted for the same period in 2016.

About Mirati Therapeutics
Mirati Therapeutics, Inc. is a clinical-stage oncology company developing targeted drugs products to address the genetic, epigenetic and immunological promoters of cancer. Our precision oncology clinical programs utilize next-generation genomic testing to identify and select cancer patients who are most likely to benefit from targeted drug treatment. In immuno-oncology, we are advancing clinical programs where the ability of our drugs to improve the immune environment of tumor cells may enhance and expand the efficacy of existing immunotherapy medicines when given in combination. Our pre-clinical programs include potentially first-in-class and best-in-class drugs specifically designed to address mutations and tumors where few treatment options exist. We approach each of our discovery and development programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better drugs and better outcomes for patients. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of the Company that are not historical facts may be considered "forward-looking statements," including, but not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to it, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from the expectations set forth in the forward-

looking statements. Such risks and uncertainties include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the United States Securities and Exchange Commission. Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contact:
Temre Johnson
Mirati Therapeutics Inc.
Senior Manager, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2017	2016

Assets
Current assets
Cash, cash equivalents and short-term investments	$150,837	$56,734
Other current assets	4,922	2,821
Total current assets	155,759	59,555

Property and equipment, net	525	629
Other long-term assets	962	3,260

Total assets	$157,246	$63,444

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$13,644	$15,002
Total current liabilities	13,644	15,002
Other liabilities	314	133
Total liabilities	13,958	15,135

Stockholders' equity	143,288	48,309

Total liabilities and stockholders' equity	$157,246	$63,444

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except share and per share data, unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
Expenses
Research and development	$15,244	$15,952	$58,085	$68,487
General and administrative	2,983	3,901	13,450	15,292
Total operating expenses	18,227	19,853	71,535	83,779
Loss from operations	(18,227)	(19,853)	(71,535)	(83,779)

Other income, net	332	131	1,105	661

Net loss	$(17,895)	$(19,722)	$(70,430)	$(83,118)

Unrealized gain (loss) on available-for-sale investments	(35)	(51)	(54)	(25)

Comprehensive loss	$(17,930)	$(19,773)	$(70,484)	(83,143)

Basic and diluted net loss per share	$(0.67)	$(0.99)	$(2.78)	$(4.20)

Weighted average number of shares used in computing net loss per share, basic and diluted	26,833	19,929	25,290	19,787